Exhibit 99.1

           Team Inc. Expects Third Quarter Earnings Growth

    ALVIN, Texas--(BUSINESS WIRE)--April 4, 2005--

               Sets April 12, 2005 Earnings Release Date
         Announces Participation in Sidoti & Company Investor
                      Conference on April 6, 2005

    Team Inc., (AMEX:TMI) today reported that it expects net income for its third fiscal quarter ending February 28, 2005 will be approximately $1.3 million, or $0.14 per share (diluted basis), up 30% from $1.0 million, or $0.12 per share (diluted basis), earned in the prior year third quarter. Revenues for the quarter will be approximately $56 million with double digit growth in all business segments.
    The above earnings estimates reflect approximately $800,000 in additional pre-tax expenses related to specific integration transition activities ($700,000) and Sarbanes-Oxley (SOX) related documentation and testing activities ($100,000). The net impact of these expenses is approximately $0.06 per share. The company also indicated that it expects to incur a similar level of additional expenses in its fourth fiscal quarter: integration activities ($200,000) and SOX related activities ($500,000).
    The company expects to issue its quarterly earnings report on April 12, 2005 and conduct an earnings conference call on the following day at 10:00 a.m. Central Time. The call will be broadcast over the web and can be accessed on Team's website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone can call 1-888-896-0862 and ask to join the Team IR call.
    Separately, the company also announced that it will participate in the Sidoti & Company investor conference on April 6, 2005. The presentation for that conference will be posted on Team's website.
    Team Inc. is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, field valve repair, NDE inspection and field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Team's inspection services also serve the aerospace and automotive industries. Headquartered in Alvin, Texas, the Company operates in over 50 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".
    Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.

    CONTACT: Team Inc., Alvin
             Philip J. Hawk or Ted W. Owen, 281-331-6154